EXHIBIT 23.1

We have issued our report dated May 10, 2002, accompanying the financial statements and supplementary schedule included in the Annual Report of the Milacron Retirement Savings Plan on Form 11-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statement of Milacron Retirement Savings Plans on Form S-8 (No. 333-74758).

/s/ Grant Thornton LLP
Cincinnati, Ohio
June 27, 2002